SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2008

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

195 West Street, Waltham, Massachusetts 02451

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (781) 464-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 9, 2008, Salary.com, Inc. (“Salary.com”) entered into an Agreement and Plan of Merger with Genesys Software Systems, Inc. (“Genesys”), Cobalt Acquisition Corp. and Lawrence J. Munini, pursuant to which Salary.com will acquire Genesys through the merger of a wholly-owned subsidiary of Salary.com with and into Genesys (the “Merger”). Genesys is a leading provider of on-demand and licensed human resources management systems and payroll solutions. Genesys currently services more than 1.6 million people throughout North America and had approximately $8.0 million in revenue for its fiscal year ended June 30, 2008. The total purchase price is approximately $6.8 million, net of Genesys’ cash on hand of $1.7 million. Included as part of the total purchase price, Salary.com will assume all outstanding options to purchase Genesys common stock, which will be converted into options to purchase approximately 600,000 shares of Salary.com common stock. In addition, the Genesys shareholders and optionholders are eligible to earn additional consideration of up to $2,000,000 which would be paid in cash or shares of Salary.com common stock, at Salary.com’s option, based on Genesys meeting certain performance targets during the first year after the closing of the Merger. The cash portion of the purchase price for the acquisition will be funded by Salary.com’s credit facility. The closing of the Merger is scheduled for December 17, 2008, subject to the approval of Genesys’ shareholders.

The foregoing description of the Merger and the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which are attached hereto as Exhibit 2.1 and incorporated herein by reference.

On December 10, 2008, Salary.com issued a press release announcing the Merger. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger dated as of December 9, 2008 by and among Salary.com, Inc., Genesys Software Systems, Inc., Cobalt Acquisition Corp. and Lawrence J. Munini.

99.1	Press release issued December 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: December 10, 2008	By:	/s/ Bryce Chicoyne
Bryce Chicoyne
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of December 9, 2008 by and among Salary.com, Inc., Genesys Software Systems, Inc., Cobalt Acquisition Corp. and Lawrence J. Munini.

99.1	Press release issued December 10, 2008.

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